Exhibit 10.32

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 24th day of February, 2003, between PROFLOWERS, INC., a Delaware corporation (the “Company”), and WILLIAM STRAUSS (“Executive”).

WHEREAS, the Company and Executive previously entered into an Employment Agreement dated April 6, 1998, as amended by that certain First Amendment to Employment Agreement dated November 3, 1998, as further amended by that certain letter agreement dated December 31, 2000 and as further amended by that certain Third Amendment to Employment Agreement dated January 1, 2002 (collectively, the “Original Agreement”).

WHEREAS, the Company and Executive desire to amend and restate in its entirety the Original Agreement pursuant to this Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 5 hereof (the “Employment Period”).

2. Position and Duties. During the Employment Period, Executive shall serve as the Chief Executive Officer of the Company and shall have the duties, responsibilities and authority as are set forth in Schedule A attached hereto.

3. Base Salary and Benefits.

(a) Effective January 1, 2003, Executive’s base salary shall be $400,000 per annum (the “Base Salary”) payable in cash and in accordance with the Company’s general payroll practices. Following January 1, 2004, the Chairman of the Board of Directors (the “Board”) shall, in his sole discretion and upon authority to be delegated to the Chairman of the Board by the Compensation Committee of the Board, determine the appropriateness of an adjustment to the Base Salary prior to July, 2004. Beginning July, 2004, the Base Salary shall be reviewed annually by the Board and shall be adjusted at the sole discretion of the Board based upon Executive’s performance.

(b) Effective July 1, 2002, Executive’s target annual performance bonus shall be fifty percent (50%) of Executive’s full Base Salary and shall be paid on the performance milestones as determined by the Board, or its delegated committee (adjusted for performance against Company financial performance and personal objectives), and shall accrue quarterly during the fiscal year and will be paid within thirty (30) days of each fiscal year end.

(c) In addition to the Base Salary and any performance bonuses payable to Executive hereunder, prior to the effective date of this Agreement, Executive has been granted options (collectively referred to as the “Options”) and may, in the future, also be eligible for additional grants of Options when, in the discretion of the Board, Executive has demonstrated superior performance.

(d) In addition to the Base Salary and any bonuses payable to Executive pursuant to this Section, Executive shall be entitled to the following benefits during the Employment Period, unless otherwise increased by the Board:

(i) Executive shall be entitled to such health insurance and disability insurance coverage as is made generally available to the senior executives of the Company.

(ii) Executive shall be entitled to three weeks of paid vacation.

(iii) Executive shall be entitled to a cellular phone, laptop computer and other office equipment as is made generally available to senior executives of the Company.

(iv) participation in any profit sharing plan, retirement plan, group life insurance plan or other insurance plan, medical expense plan or other benefit arrangement maintained by the Company for its senior executives generally and, if applicable, their family members.

(e) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement, which are consistent with the Company’s policies in effect from time to time with respect to parking fees, travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

4. Preemptive Right.

(a) As long as Executive is an employee of the Company and if the Company shall issue any New Securities, it shall offer to sell to Executive a Ratable Portion of such New Securities on the same terms and conditions and at the lowest price as such New Securities are issued to any person. “Ratable Portion” shall mean that portion of such New Securities that bears the same ratio to all Equity Securities (excluding for this purpose all New Securities which may be purchased by Executive pursuant to this Section 4) as the number of shares of Common Stock held by Executive (assuming full conversion and exercise of all convertible or exercisable securities) bears to the Outstanding Common Shares.

(b) For purposes of this Agreement, the term “Outstanding Common Shares” means all shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities but excluding the New Securities so issued).

(c) For purposes of this Agreement, the term “New Securities” shall mean any capital stock of the Company whether now authorized or not, and rights, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term “New Securities” does not include (i) securities issued upon conversion of Preferred Stock of the Company; (ii) securities issued pursuant to the acquisition of another business entity or business segment of any such entity by the Company by merger, purchase of substantially all the assets or other reorganization whereby the Company will own not less than fifty-one percent (51%) of the voting power of such business entity or business segment of any such entity; (iii) any borrowings, direct or indirect, from financial institutions or other persons by the Company, whether or not presently authorized, including any type of loan or payment evidenced by any type of debt instrument, provided such borrowings do not have any equity features including warrants, options or other rights to purchase capital stock and are not convertible into capital stock of the Company; (iv) securities issued to employees, consultants, officers or directors of the Company pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement approved by the Board; (v) securities issued to vendors or customers or to other persons in similar commercial situations with the Company if such issuance is approved by the Board; (vi) securities issued in connection with obtaining lease financing, whether issued to a lessor, guarantor or other person if such issuance is approved by the Board; (vii) securities issued in a firm commitment underwritten public offering pursuant to a registration under the Securities Act of 1933, as amended (the “Securities Act”); (viii) securities issued in connection with any stock split, stock dividend or recapitalization of the Company; and (ix) any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to subsections (i) through (viii) above.

(d) Notwithstanding Section 4(c) above, any options to purchase Common Stock of the Company granted to its senior level executives (1) which are excluded from the definition of New Securities pursuant to subsection 4(c)(iv) above and (2) the issuance of which will dilute Executive’s own percentage ownership (assuming full conversion of all vested options issued under the Plan) of the outstanding capital stock of the Company below 10 percent; shall be deemed New Securities.

(e) The Company shall give written notice of the proposed issuance of the capital stock to Executive not later than thirty (30) days prior to issuance. Such notice shall contain all material terms and conditions of the issuance and of the securities to be issued. Executive may elect to exercise all or any portion of his rights under this Section 4 by giving written notice to the Company within thirty (30) days of the Company’s notice. All payment shall be delivered by Executive to the Company not later than the date specified by the Company in its notice, but in no event earlier than thirty-five (35) days after the Company’s notice.

(f) If (1) the Company issues New Securities, (2) the Company has complied with its notice obligations, or such obligations have been waived and (3) Executive does not exercise his preemptive rights to acquire his full Ratable Portion, then all of Executive’s rights to acquire any subsequently issued New Securities pursuant to this Section 4 shall be terminated.

5. Term.

(a) Termination. Executive’s employment may be terminated, with sixty (60) days’ advance written notice (except as otherwise set forth in this Section 5), at any time during or after the Employment Period in accordance with the following provisions, and nothing in the Agreement shall be construed to limit either party’s right to terminate the Agreement in accordance with the terms hereof. If Executive’s employment is terminated, then, except as specifically stated in this Section 5, all of the compensation and benefits to which he was entitled shall cease upon the effective date of such termination (the “Termination Date”).

(b) Termination at the Election of the Company With Cause. The Company may, immediately and unilaterally, terminate Executive’s employment and this Agreement with “Cause” upon written notice to Executive setting forth the reason(s) for such immediate termination. For purposes of this Agreement, the term “Cause” shall mean any and all of the following: (i) a material breach of this Agreement by Executive, which breach Executive fails to remedy within forty five (45) days of notice thereof pursuant to Section 12; (ii) a breach of Executive’s duty of loyalty to the Company, which breach Executive fails to remedy within forty five (45) days of notice thereof pursuant to Section 12; (iii) Executive’s commission of any act of dishonesty or fraud with respect to the Company; (iv) the commission by Executive of a felony, a crime involving moral turpitude or other act causing material harm to the Company’s standing and reputation; or (v) Executive’s willful failure to perform his duties under this Agreement, which failure to perform Executive fails to remedy within forty five (45) days of notice thereof pursuant to Section 12. If the Company elects to terminate Executive’s employment for Cause, as defined above, Executive shall not be entitled to any further compensation or benefits. Termination of Executive’s employment for Cause pursuant to this Section 5(b) shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this Agreement.

(c) Termination by the Company Without Cause. The Company may, immediately and unilaterally, terminate Executive’s employment and this Agreement for any reason. If the Company so terminates pursuant to this Section 5(c) (i.e., none of the matters specified in Section 5(b) has occurred), the Company shall extend to Executive: (i) a continued health, vision and dental coverage (to the extent such coverage was provided to Executive as of the termination) for a period of thirty (30) months with the Executive responsible for payment of premiums in the same amount as of the date of termination (e.g., if Executive is paying $500 of the premium at termination, he will continue to pay $500 of any future premium, regardless of the amount of such premium); (ii) the severance benefit (the “Severance Benefit”), consisting of One Million Two Hundred Thousand Dollars ($1,200,000), One Million Dollars of which shall be paid in a lump-sum payment within eight (8) days of receipt of the executed Release attached hereto as Exhibit A, with the remaining Two Hundred Thousand Dollars ($200,000) paid in regular installments, corresponding with the Company’s regular payroll date over a period of thirty (30) months; (iii) full vesting of Executive’s then-outstanding options to purchase Company common stock, and an extension of the exercise period for said options by thirty (30) months. The Severance Benefit and the other benefits set forth in this Section 5(c) are contingent upon Executive’s execution of a suitable General Release, in the form of the Release attached hereto as Exhibit A, and the running of the revocation period, and subject to Executive’s continued compliance with the obligations imposed upon him by Sections 6 and 7 of this Agreement. Except as described in this Section 5(c), the Company shall have no other obligations to Executive in the event that Executive’s employment is terminated without cause. Termination of Executive’s employment pursuant to this Section 5(c) shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this Agreement. The Company and Executive agree that, for purposes of this Agreement, a “termination without cause,” shall include any of the following events, occurring without his prior written consent: (i) any reduction in Executive’s Base Salary (other than a reduction in salary which is applied to a substantial portion of the Company’s employees); (ii) Executive’s replacement as the Company’s CEO; (iii) a material change in Executive’s title, duties or responsibilities within the Company; (iv) a relocation of the Company’s primary place of operation by a distance of more than fifty (50) miles; and (v) Executive’s removal as a member of the Company’s Board of Directors. Any such “termination without cause” shall entitle Executive to resign his employment and receive the Severance Benefit described in this Section 5(c).

(d) Termination Upon Death or Disability. Executive’s employment hereunder shall terminate upon his death, and may be terminated by the Company if Executive becomes permanently disabled or incapacitated, as defined below. If Executive’s employment is terminated pursuant to this Section 5(d), neither Executive nor his heirs shall be entitled to any Severance Benefit or other termination benefits. For the purposes of this Agreement, the phrase “permanently disabled or incapacitated” shall mean that:

(i) Executive shall have been adjudged incompetent by a court having jurisdiction over the matter; or

(ii) Executive shall have become physically or mentally incapable of performing, with or without reasonable accommodation, the essential functions of his job for a period of more than sixty (60) continuous days, in the opinion of a licensed medical doctor selected by the Company; or

(iii) Executive shall have been certified as permanently disabled under the provisions of the Social Security Act, as amended from time to time.

6. Confidential Information. Executive acknowledges that the proprietary or trade secret information, observations and data obtained by him as a consequence of his employment by the Company (either during the term of the Original Agreement or during the Employment Period) concerning the business or affairs of the Company or any Subsidiary (“Confidential Information”) are the confidential property of the Company or such Subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Board, unless and to the extent required by law, rule or regulation or pursuant to any administrative court order. The term “Confidential Information” shall not include (i) information which is generally available to the public or those in the Company’s industry as of the date of execution of this Agreement or which later becomes generally available to the public other than as a result of Executive’s prohibited disclosure; (ii) information which comes to Executive from a bona fide third party source so long as such source was not, to Executive’s knowledge, prohibited from providing such information to Executive by any contractual, legal, fiduciary or other obligation; and (iii) information which was known to Executive before such information was obtained from the Company. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of the Company or any Subsidiary which he may then possess or have under his control.

7. Non-Compete, Non-Solicitation.

(a) Executive acknowledges that in the course of his employment with the Company he has and will become familiar with the Company’s trade secrets and with other confidential information concerning the Company and its predecessors and that his services will be of special, unique and extraordinary value to the Company. Therefore, Executive agrees that, during the Employment Period, he shall not, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries, within any country in which the Company or its Subsidiaries engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b)

(i) During the Employment Period, and for a period of time equal to the longer of two (2) years following termination of the Employment Period (whether with or without cause) or for so long as, pursuant to Section 5 of this Agreement, Executive continues to receive any portion of the Severance Benefit, Executive shall not directly or indirectly through another entity induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof.

(ii) In addition, during the Employment Period, and for so long as, pursuant to Section 5 of this Agreement, Executive continues to receive any portion of the Severance Benefit, Executive shall not directly or indirectly through another entity induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between such customer, supplier, licensee or business relation and the Company or any Subsidiary.

(c) If, at the time of enforcement of this Section 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(d) In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 7, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions thereof (without posting a bond or other security).

8. Executive Representations. Executive hereby represents and warrants to the Company that, subject to the last sentence of this Section 8, (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. The foregoing representations and warranties and Executive’s performance hereunder are subject in all respects to the noncompetition rights of Executive’s former employer, as amended by any waiver of the terms thereof executed.

9. Company Representations. The Company hereby represents and warrants to Executive that as of April 6, 1998, the total authorized capital stock of the Company consisted of 15,000,000 shares, all of which were designated as Common Stock, $.001 par value and 1,250,000 shares of which were issued and outstanding. As of April 6, 1998, options to purchase 43,750 shares of Common Stock had been granted pursuant to the Plan, none of which had been exercised.

10. Survival. Paragraphs 5, 6 and 7 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

11. Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to be delivered and received five business days after having been deposited in the United States mail and enclosed in a registered or certified post-paid envelope; one business day after having been sent by overnight courier; when personally delivered or sent by facsimile communications equipment of the sending party on a business day, or otherwise on the next succeeding business day thereafter; and in each case addressed to the respective party at the address set forth below or to such other changed addresses as the party may have fixed by notice as provided herein:

Notices to Executive:

William Strauss

14010 Rue Monaco

Del Mar, CA 92014

Notices to the Company:

Attn: Chairman

Proflowers, Inc.

5005 Wateridge Vista Drive

Second Floor

San Diego, CA 92121

12. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

14. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

16. Attorneys’ Fees and Costs. If any action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which that party may be entitled.

17. Choice of Law. This Agreement will be governed by the internal law, and not the laws of conflicts, or the State of California.

18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

19. Arbitration. The parties agree that, with the exception of the subjects listed below, any and all disputes that they have with one another which arise out of Executive’s employment or under the terms of this Agreement shall be resolved through final and binding arbitration, as specified herein. This shall include, without limitation, disputes relating to this Agreement, Executive’s employment by the Company or the termination thereof, the stock options granted to Executives, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Executive’s employment with the

Company or its termination. The following exceptions will be resolved as required by law then in effect: (a) claims for benefits under the workers’ compensation, unemployment insurance and state disability insurance laws; and (b) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright, trademark, or any other intellectual or confidential property held or sought by the Company. Binding arbitration will be conducted in San Diego County, California, in accordance with the JAMS Rules for Resolution of Employment Disputes then in effect. Executive and the Company agree that, while the Company will initially bear the arbitrator’s fee and the administrative fees to be charged by JAMS, the Company and Executive shall each bear their own attorneys’ fees incurred in connection with the arbitration, and the arbitrator will have authority to award attorneys’ fees and costs to the prevailing party. Executive understands and agrees that the arbitration shall be instead of any civil litigation and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

20. Withholding. The Company shall be entitled to withhold from any payments or deemed payments made under this Agreement any amount of tax withholding it reasonably determines are required by law.

21. Amendment and Restatement of Original Agreement. The Company and Executive hereby agree that this Agreement constitutes a restatement in its entirety of the Original Agreement. Upon the effectiveness of this Agreement, the Original Agreement shall be superseded and replaced in its entirety by this Agreement and of no further force and effect, and neither the Company nor Executive shall have any further rights or obligations under such Original Agreement.

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SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PROFLOWERS, INC.

By:	/s/ Joel Citron
Joel Citron
Chairman of the Board

EXECUTIVE

/s/ William Strauss
William Strauss

SCHEDULE A

Duties & Responsibilities of Chief Executive Officer

Operations

Product fulfillment and reliability

Product quality and presentation

Product selection and addition

Staffing and hiring

Office site management

Order entry and processing automation (software)

Vendor relationships

• Federal Express

• On-line commerce

• Flower vendors

• Web hosting and internet connectivity

Establishment of reporting hierarchy and corporate structure

Relationships with other web sites

• Advertising

• Revenue sharing

• Tracking and evaluation of statistics

Web interface

• Ease of use

• Aesthetics

• Content

Financial

• Monitoring cash flow

• Preparing statements

• Modeling and projecting

Sales/Marketing

• Public relations

• Proactive sales efforts and customer contact

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

In consideration of the following severance benefit [DESCRIBE BENEFIT] (the “Severance Benefit”) offered to me by Proflowers, Inc. (the “Company”), and in connection with the termination of my employment, I agree to the following release (the “Release”).

1. On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever release and discharge the Company, its current, former and future parents, subsidiaries, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities arising out of or relating in any way to my employment with the Company, including, but not limited to, the offer and termination of my employment.

2. I understand and agree that this Release is a full and complete waiver and release of all claims, including, but not limited to, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, as amended, the provisions of the California Labor Code, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other state, federal or local laws and regulations relating to employment or employment discrimination. The only exceptions are claims I may have for unemployment compensation and worker’s compensation. I do not presently believe I have suffered any work-related injury or illness.

3. I understand and agree that the Company will not provide me with the Severance Benefit unless I execute this Release. I further understand that I have received or will receive, regardless of the execution of this Release, all wages owed to me together with any accrued but unused vacation pay, less withholdings, in my final paycheck earned through my termination date.

4. I acknowledge that I may discover facts different from or in addition to those which I now know or believe to be true and that this Release shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof. I hereby expressly waive any and all rights and benefits conferred upon me by the provisions of Section 1542 of the Civil Code of the State of California, and/or any analogous law of any other state. Section 1542 states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR [EMPLOYEE] DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR [COMPANY].

I expressly agree and understand that the Release given by me pursuant to this AGREEMENT applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which I may have against the Company.

5. As part of my existing and continuing obligation to the Company, I have returned, or within seven days of my termination, will return to the Company all Company documents, information and property, including files, records, computer access codes and instruction manuals, as well as any Company assets or equipment that I have in my possession or under my control. I further agree not to keep any copies of Company documents or information. I affirm my obligation to keep all Company Information confidential and not to disclose it to any third party in the future. I understand that the term “Company Information” includes, but is not limited to, the following:

(a) Confidential information, including information received from third parties under confidential conditions; and

(b) Other technical, scientific, marketing, business, product development or financial information, the use or disclosure of which might reasonably be determined to be contrary to the interests of the Company.

The Company’s [NAME OF PROPRIETARY INFORMATION AGREEMENT] is incorporated herein by this reference, and I agree to continue to abide by its terms following the termination of my employment.

6. I represent and warrant that I am the sole owner of all claims relating to my employment with the Company, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

7. I agree to keep this Release confidential and not to reveal its contents to anyone except my lawyer, my spouse and/or my financial consultant.

8. I understand and agree that this Release shall not be deemed or construed at any time as an admission of liability or wrongdoing by either myself or the Company.

9. This Release (including the incorporated proprietary information agreement) contains the entire agreement between the Company and me with respect to any matters referred to in the Release and supersedes any previous oral or written agreements.

10. If any one or more of the provisions contained in this Release is, for any reason, held to be unenforceable, that holding will not affect any other provision of this Release, and this Release shall then be construed as if such unenforceable provision or provisions had never been contained therein.

11. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing this Release. I understand that I may discuss this Release with an attorney of my choosing before signing this Release, and I acknowledge that I have been encouraged to do so.

12. I acknowledge that this Release was presented to me on [DATE] and that I am entitled to have twenty-one (21) days’ time in which to consider it. I further acknowledge that the Company has advised me that I may obtain advice concerning this Release from an attorney of my choice and that I have had sufficient time to consider the terms of this Release. I represent and acknowledge that if I execute this Release before 21 days have elapsed, I do so voluntarily, upon the advice and with the approval of my legal counsel (if any), and that I voluntarily waive any remaining consideration period.

13. I understand that after executing this Release, I have the right to revoke it within seven (7) days after my execution of it. I understand that this Release will not become effective and enforceable unless the seven day revocation period passes and I do not revoke the Release in writing. I understand that this Release may not be revoked after the seven day revocation period has passed. I also understand that any revocation of this Release must be made in writing and delivered to the Company at [ADDRESS] within the seven day period.

14. I understand that this Release shall become effective and binding upon the parties on the eighth (8th) day after my execution of it, so long as I have not revoked it within the time period and in the manner specified in Section 13, above. I further understand that I will not be given the Severance Benefit until the effective date of this Agreement.

EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THIS RELEASE, I STATE THAT: I HAVE READ IT; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT; I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; AND I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.

Date delivered to employee , .
Executed this day of , .

Employee’s signature

Employee’s position and identification number